EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") dated as of July 23, 2003 is effective upon its execution by and between Blackman Uhler, LLC a limited liability company organized under the laws of the State of Delaware (the "Company"), and Howard L. Printz, a resident of New York, New York (the "Employee").

WHEREAS, the Company desires to engage the services of the Employee as its President and Chief Executive Officer of the Northern Affiliate as hereinafter defined, and the Employee desires to accept such engagement, on the terms and subject to the conditions hereinafter set forth.

WHEREAS, both parties agree that this Agreement is conditioned upon the Company acquiring certain assets of Rite Industries, Inc., including its Northern Paper Specialty Dye business ("Northern Business"), under an Asset Purchase Agreement between Synalloy Corporation ("Synalloy") and Rite Industries, Inc. which has been assigned to the Company

WHEREAS, both parties agree that if the Company does not acquire and maintain for the duration of this Agreement a controlling interest in Rite's Northern Business, either party has the option to terminate this Agreement as set forth herein; whereby this Agreement and all obligations herein will become void.

NOW THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement and for other good and valuable consideration the parties hereto agree as follows:

1. Employment. The Company agrees to employ the Employee and the Employee agrees to serve the Company for a period of twenty-four (24) months, unless extended or shortened pursuant to the terms of this Agreement (the "Term"). Employee's employment shall become effective on the Closing Date as defined in the Asset Purchase Agreement and only in the event such closing shall occur (the "Employment Date").

2. Capacity and Performance.

(a) The Employee shall serve as President and Chief Executive Officer of the Company's Blackman Uhler Northern Specialty Dye Business (name to be determined at a later date), which will be operated as a division of the Company ("Northern Affiliate").

    During the term of his employment, the Employee shall perform such assignments and have such duties and authorities as are appropriate to his position(s), and shall perform such assignments. The Employee's duties shall include, without limitation, overall operational responsibility for all Northern Affiliate business, including the oversight of sales, purchasing, personnel, expenses, operating budgets, marketing, promotion, strategic planning and development for the Northern Affiliate's business. It is understood and agreed that, during the Employee's employment as President and Chief Executive Officer of the Northern Affiliate, the Employee shall be a Member of the Management Board of the Company, and shall report solely to the President and Chief Executive Officer of Synalloy.

(c) During the term hereof, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Northern Affiliate and to the discharge of his duties and responsibilities hereunder. The Employee will be involved in all aspects of discussions regarding strategic acquisitions as same relates to the Company and its Northern Affiliate.

(d) The Company will not require Employee to relocate his residence to South Carolina or to relocate the Employee's principal office more than fifty (50) miles from New York City.

3. Compensation. The Company shall pay the Employee, beginning on the Employment Date and continuing throughout the Term, a base salary of One Hundred Sixty-five Thousand and 00/100ths Dollars ($165,000.00) per year (the "Base Salary") together with compensation payable as provided in Paragraphs 4, 5 and 6 below. The Base Salary shall be payable monthly or on a more frequent basis by mutual agreement ("Monthly Payment").

4. Bonus. In addition to the Base Salary provided for in Paragraph 3 above, Employee shall be eligible to participate in the Divisional Management Incentive Plan ("Incentive Plan") covering the Northern Affiliate (name to be determined at a later date), a copy of which is attached hereto as Schedule 4.

5. Automobile Allowance. In addition to the Base Salary Employee shall be provided an automobile allowance of Fifteen Thousand and 00/100 Dollars ($15,000.00) per year, payable monthly (the "Automobile Allowance").

6. Stock Options. Employee, upon becoming an Employee of the Company, shall be granted Twelve Thousand (12,000) options under the Synalloy Corporation 1998 Stock Option Plan ("Stock Plan"), a copy of which is attached hereto as Schedule 6.

7. Vacations. The Employee shall be entitled to an annual vacation of four (4) weeks, during which time his compensation shall be paid in full. The Employee may take said vacation over a consecutive period or in several non-consecutive periods, at the discretion of the Employee. In addition, the Employee shall be entitled to sick leave and paid holidays, consistent with the terms of applicable Company policies for its executives.

8. Employee Benefits.

(a) Retirement Plans. Commencing on the Employment Date, and during the Term hereof, the Employee shall be eligible to participate in Synalloy's 401(k) savings and profit-sharing plan, as well as all other retirement plans which may be in effect from time to time. Such participation shall be subject to the terms of the applicable plan documents.

(b) Health and Welfare Plans. Commencing on the Employment Date, and during the Term hereof, the Employee shall be entitled to participate in any and all employee benefit plans, including without limitation, medical, dental or life insurance plans, which are in effect for employees of Synalloy. Participation in such plans shall be subject to the terms of the applicable plan documents. Synalloy may alter, modify, or add to its employee benefit plans and its retirement plans set forth in this subsection hereof at any time, as it, in its sole discretion, determines to be appropriate.

(c) Business Expenses. Subject to such policies regarding expenses and expense reimbursement as may be adopted by the Company and compliance therewith by the Employee, the Company shall pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of his duties and responsibilities hereunder subject to any maximum annual limit and other restrictions on such expenses as may be set by the Company and further subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(d) Life Insurance. Employee shall be covered under the life insurance plans generally available to Synalloy employees.

(e) Disability Benefits. Employee shall be covered under the disability plans generally available to Synalloy employees.

9. Termination.

(a) By Company. In the event the Company elects to terminate this Agreement with Employee other than as provided in section 10 hereof, the Company shall continue to pay the Employee equal Monthly Payments for the remainder of the Term as set forth in Section 3, plus six (6) additional monthly payments, beginning 30 days after the end of the Term, equal to Employee's Base Salary at the rate in effect on the date of termination as severance. (collectively the "Termination Period" and "Termination Payment" respectively) In addition to the foregoing, the Company shall (i) maintain the Employee's benefits to which the Employee is entitled to in accordance with Section 8 for the duration of the Term; (ii) pay the Employee any bonus compensation to which the Employee is entitled in accordance with Section 4 hereof; (iii) pay the Automobile Allowance through the remainder of the Term, and (iv) reimburse the Employee in accordance with Section 8(c) for any business expenses for which the Employee has not yet been reimbursed (collectively "Termination Benefits"). In exchange for said provisions, Employee agrees to be bound during the Termination Period by the terms and conditions set forth in Section 12 herein.

(b) By Employee other than for Cause or Good Reason. If the Employee elects to terminate this Agreement prior to the expiration of the Term other than as provided in section 11 hereof, and upon a thirty (30) day notice to Company, the Employee shall not be entitled to any additional compensation by the Company. Furthermore, for the remainder of the Term, and an additional six (6) months thereafter, the Employee agrees to be bound by the terms and conditions set forth in Section 12 herein.

(c) By Either Party After Twenty-Four Months. After twenty-four (24) months, either party may terminate this Agreement upon a thirty (30) day notice to the other party. If the Company elects to terminate the Agreement (except for cause), rights and obligations of each party shall be as set forth in Section 9(a) herein. If the Employee elects to terminate this Agreement, the rights and obligations of each party shall be as set forth in Section 9(b) herein.

(d) Death of Employee. In the event of the Employee's death during the Term, the Employee's employment shall immediately and automatically terminate. In such event, the Company shall pay to the Employee's designated beneficiary or, if no beneficiary has been designated by the Employee, to his estate: (i) any earned and unpaid Base Salary, prorated through the date of the Employee's death; (ii) bonus compensation to which the Employee is entitled in accordance with Section 4 hereof, prorated to the date of the Employee's death; and (iii) reimbursement in accordance with Section 8(c) for any business expenses for which the Employee has not yet been reimbursed.

10. Termination By the Company for Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating Employee's employment hereunder at any time for cause. The Company may terminate the Employee's employment hereunder for Cause at any time upon notice to the Employee setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute such Cause for termination: (i) willful misconduct or gross neglect in the performance of the Employee's duties and responsibilities to the Northern Affiliate as described in Section 2 hereof (other than a failure resulting from disability); or (ii) the engaging of the Employee in the misappropriation of funds, properties or assets of the Company or its Northern Affiliate, intentional tort(s), fraud or other material dishonesty with respect to the Company or its Northern Affiliate, or other willful or gross misconduct that is materially harmful to the business, interests or reputation of the Company or its Northern Affiliate; or (iii) the Employee's conviction of a crime constituting a felony, including the entry of a plea of guilty or no contest by the Employee to a charge of a crime constituting a felony; or (iv) the failure of the Northern Affiliate to achieve at least one ($1.00) dollar of operating income as defined under generally accepted accounting principals, based on the business plan approved by the Managing Board of the Company before the beginning of the applicable fiscal year, as determined from an audit of the Northern Affiliate performed by the independent accounting firm of Synalloy, during any full fiscal year of the Company beginning with the fiscal year ending January 1, 2005, unless the Board of the Company shall approve a budget for the fiscal year which projects an operating loss and the loss of the Northern Affiliate is no greater than the approved budgeted loss. Upon the giving of notice of termination of the Employee's employment hereunder for Cause, the Company shall have no further obligation or liability to the Employee nor to his beneficiary or estate, other than for Base Salary earned and unpaid to the date of termination and reimbursement in accordance with Section 8(c) for any business expenses for which the Employee has not yet been reimbursed. If Employee is terminated under Section 10(iv) above, the Employee shall not be bound by the terms and conditions set forth in Section 12 herein, and such termination will not occur until after Company has reviewed the audited results with Employee and no sooner than two (2) months from the applicable fiscal year end.

11. Termination By the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason, provided that the Employee provides written notice to the Company, setting forth in reasonable detail the nature of such Good Reason. For purposes of this Section 11, "Good Reason" shall mean any act or omission identified below to which the Employee does not consent and which does not occur in connection with the termination of the Employee's employment for Cause, as provided in this Agreement. The following shall constitute "Good Reason" for termination by the Employee: (i) any assignment to the Employee of any duties, functions, or responsibilities, that are materially inconsistent with the Employee's positions described in Section 2 above; or (ii) any relocation of the Employee or an office of the Northern Affiliate contrary to the provisions of Section 2(d) above; (iii) requires the Executive to report to anyone other than the President and CEO of Synalloy Corporation or (iv) substantially interferes with the Employee's ability to substantially perform the duties, functions or responsibilities, or exercise the authority, of his positions as described in Section 2 above. In the event of a termination by the Employee in accordance with this Section 11, then, within ten (10) days following the effective date of the Employee's termination, the Company shall pay the Employee the Termination Payment and continue the Termination Benefits.

12. Covenant Not to Compete. Notwithstanding Employee's prior and continuing relationship with Chromatech Corp., which relationship has been previously disclosed to the Company and which relationship has Employee may continue upon termination of this Agreement, Employee agrees that throughout his employment with the Company and for a period of six (6) months thereafter, the Employee will not, without the prior written approval of the Board of the Company, become an officer, employee, agent, partner, shareholder or director of any business enterprise which competes with the Company and its affiliates for customers, orders, supply sources, or contracts in those businesses in which the Company was engaged on the date his employment terminated. Employee acknowledges that the Company is a leader in the chemical and metals businesses in which it manufactures and has substantial customer relationships throughout the continental United States.

Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Company any of the Company's, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information, which comprise elements that are unique to the Company. ("Restricted Information") The parties hereto agree that said Restricted Information shall not include information which; (i) has been disclosed with the prior written consent of the Company; (ii) is generally available to the general public; (iii) is required to be produced or disclosed by applicable law or any governmental authority; (iv) was independently developed by the Employee outside of his scope of employment; and (v) was in Employee's possession and/or control prior to the execution of this Agreement.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

14. Arbitration. In the event that any dispute shall arise between the parties hereto as to any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, same shall be settled by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then governing the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

(a) Refusal of one party to arbitrate shall entitle the remaining party to specifically enforce this Agreement in a court of competent jurisdiction, and, as a result of said refusal to arbitrate, the remaining party shall be entitled to receive costs, reasonable attorneys' fees and his share of the arbitration fee. Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the principal place of business of the Company.

(b) If it is determined by the arbitrators that one party was in default hereof or instituted (or defended) such arbitration proceeding not in good faith or without a reasonable basis in law or fact ("Defaulting Party"), the Defaulting Party shall bear the costs of the arbitration proceeding and pay to the other party or parties the reasonable attorney's fees and costs incurred in such proceeding, which amounts shall be separately determined by the arbitrators in such proceeding and become part of the amount of the arbitration award, payable by the Defaulting Party to the other party or parties.

(c) If the Defaulting Party does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay the other party the reasonable attorney's fees and court costs incurred in such action.

(d) While any Arbitration proceeding is pending, no party is excused from the payment of monies due hereunder, but if it is determined by the Arbitrators that monies paid during the Arbitration period were not due, the payee shall remit the amount of monies so paid, together with interest from the date of receipt to the proper party, within ten (10) days of the issuance of the Arbitration Award.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Employee, or to its Executive Offices in the case of the Company.

16. Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any entity which may acquire all or substantially all of the Company's assets and business, or with or into which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the duties and obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties and authorities are not substantially modified or reduced as a result thereof. Employee agrees that the Company may transfer his rights hereunto to any affiliate of the Company.

17. Situs. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.

18. Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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JOINDER

The undersigned hereby joins the within Executive Employment Agreement ("Agreement") to the extent referred hereinafter, in order to evidence its acceptance of the provisions hereof and its agreement to perform them or cause them to be performed in accordance with the following:

Synalloy hereby unconditionally guarantees to Employee the prompt and timely payment and performance of every financial obligation and benefit contained in the Executive Employee Agreement ("Agreement") that the Company is or shall become liable to Employee under the Agreement, together with reasonable attorneys' fees, costs, interest and expenses of collection and enforcement incurred by Employee. All capitalize terms in this Guaranty not otherwise defined shall have the definition assigned to such term in the Agreement.

(A) The liability of Synalloy shall continue until payment is made of every obligation of the Company now due or hereafter to become due to or in favor of the Employee, and until payment is made of any loss or damage incurred by the Employee with respect to any matter covered by this Guaranty.

(B) Synalloy waives: (a) notice of presentment, demand for payment, or protest of any of the Company's obligations, or the obligation of any person, firm, or corporation; and (b) all defenses, offsets, and counterclaims which Synalloy may at any time have to any claim of the Employee against the Company.

(C) Synalloy represents that, at the time of the execution and delivery of this Guaranty: (a) all authorizations, consents and approvals of Synalloy required in connection with the execution and delivery of this Guaranty or in connection with the performance of Synalloy's obligations hereunder have been obtained or will be hereafter obtained whenever required hereunder or by law; (b) there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending, or within the knowledge of Synalloy threatened, wherein an unfavorable decision, ruling or finding would (i) materially adversely affect the transactions contemplated in the Agreement or this Guaranty; or (ii) adversely affect the validity or enforceability of the Agreement or this Guaranty; (c) nothing exists to impair the effectiveness of the liability of Synalloy to the Employee, or the immediate taking effect of this Guaranty as the sole agreement between Synalloy and the Employee;(d) neither the execution and delivery of this Guaranty, the consummation of the transactions contemplated hereunder, nor the fulfillment of nor compliance with the terms and conditions contained herein is prevented, limited by, conflicts with or results in a breach of the terms, conditions or provisions of any law, order of any court or governmental agency, or any evidence of indebtedness, agreement or instrument of whatever nature to which Synalloy is now a party, or to which Synalloy is bound, or constitutes a default under any of the foregoing.

(D) The Employee may, at his option, proceed in the first instance against Synalloy, to collect any obligation or obtain any benefit covered by this Guaranty without first proceeding against the Company, or any other person, firm or corporation; it being understood that this is a Guaranty of performance, and not of collection.

(E) The whole of this Guaranty is herein set forth, and there is no verbal or other written agreement, and no understanding or custom affecting the terms hereof.

    Any waiver by Employee of any default under the Agreement shall be limited to that particular instance and shall not operate as or be deemed to be a waiver of any future default or defaults.

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